                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)

                     Penn Engineering & Manufacturing Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                Class A Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  707389-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  707389-102                                        Page 1 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank Corp.  25-1435979


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization  Pennsylvania


    Number of Shares             5) Sole Voting Power                 98,772
    Beneficially Owned
    By Each Reporting
    Person With                  6) Shared Voting Power              112,750


                                 7) Sole Dispositive Power                 0


                                 8) Shared Dispositive Power         211,222



    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                     211,522

   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                                [   ]


   11)  Percent of Class Represented by Amount in Row (9)               12.4


   12)  Type of Reporting Person (See Instructions)                          HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)

                    Penn Engineering & Manufacturing Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Class A Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  707389-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  707389-102                                        Page 2 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bancorp, Inc.      51-0326854


    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization Delaware


   Number of Shares         5) Sole Voting Power                   98,772
   Beneficially Owned
   By Each Reporting
   Person With              6) Shared Voting Power                112,750


                            7) Sole Dispositive Power                   0


                            8) Shared Dispositive Power           211,222


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  211,522



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain
        Shares (See Instructions)                                       [   ]


   11)  Percent of Class Represented by Amount in Row (9)            12.4

   12)  Type of Reporting Person (See Instructions)                        HC

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   ----------

                                  SCHEDULE 13G
                                 (RULE 13d-102)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)

                    Penn Engineering & Manufacturing Corp.
------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Class A Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  707389-102
------------------------------------------------------------------------------
                                 (CUSIP Number)

                                   ----------

CUSIP No.  707389-102                                        Page 3 of 6 Pages

    1) Names of Reporting Persons S.S. or I.R.S. Identification Nos. of above persons
        PNC Bank, National Association  22-1146430*

    2)  Check the Appropriate Box if a Member of a Group (See Instructions)
        a)   [   ]
        b)   [   ]

    3)  SEC USE ONLY


    4)  Citizenship or Place of Organization                United States


  Number of Shares             5) Sole Voting Power                98,772
  Beneficially Owned
  By Each Reporting
  Person With                  6) Shared Voting Power             112,750


                               7) Sole Dispositive Power                0


                               8) Shared Dispositive Power        211,222


    9)  Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                  211,522



   10)  Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)                                             [   ]


   11)  Percent of Class Represented by Amount in Row (9)            12.4


   12) Type of Reporting Person (See Instructions)                        BK

* Reflects the September 6, 1996 merger of PNC Bank, National Association, with and into Midlantic Bank, National Association, with the surviving bank continuing under the name "PNC Bank, National Association."

ITEM 4 - OWNERSHIP:

The following information is as of December 31, 1996:

(a) Amount Beneficially Owned:                                 211,522 shares

(b) Percent of Class:                                                    12.4*

(c) Number of shares to which such person has:
       (i) sole power to vote or to direct the vote                    98,772
      (ii) shared power to vote or to direct the vote                 112,750
     (iii) sole power to dispose or to direct the disposition of            0
      (iv) shared power to dispose or to direct the disposition of    211,222

* At December 31, 1996, PNC Bank, National Association also held in one or more accounts 382,066 shares of nonvoting common stock of the Issuer.

ITEM 10 - CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         February 14, 1997
         --------------------------------------------
         Date

         /s/ ROBERT L. HAUNSCHILD
         --------------------------------------------
         Signature - PNC Bank Corp.


         Robert L. Haunschild, Senior Vice President
         and Chief Financial Officer
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ PAUL L. AUDET
         --------------------------------------------
         Signature - PNC Bancorp, Inc.

         Paul L. Audet, Vice President
         --------------------------------------------
         Name/Title


         February 14, 1997
         --------------------------------------------
         Date


         /s/ THOMAS R. MOORE
         --------------------------------------------
         Signature - PNC Bank, National Association


         Thomas R. Moore, Vice President
         and Assistant Secretary
         --------------------------------------------
         Name/Title


                     AN AGREEMENT TO FILE A JOINT
                     STATEMENT WAS PREVIOUSLY FILED
                     AS EXHIBIT A TO AMENDMENT NO. 2.